As filed with the Securities and Exchange Commission on December 15, 2021

Registration No. 333-249479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 3 TO THE

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AZURE POWER GLOBAL LIMITED

(Exact name of Registrant as specified in its charter)

Mauritius	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5th Floor, Southern Park, D-II,

Saket Place, Saket, New Delhi 110017, India

Tel: 0091 11 4940 9800

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor, New York, NY 10011

Telephone: (212) 894-8940

(Name, address, and telephone number of agent for service)

Copies to:

John Nelson Chrisman, Esq.

Dentons US LLP

2000 McKinney Avenue, Suite 1900

Dallas, TX 75201-1858

(214) 259-0952

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Primary Offering:
Equity shares, par value $0.000625 per share (1)
Debt securities (1)
Warrants and Rights (1)
Total Primary Offering			$250,000,000.00
Secondary Offering:
Equity shares, par value $0.000625 per share (1)	22,469,624 shares	$30.09(2)	$676,110,986.16(2)
Total Secondary Offering
Total			$926,110,986.16(3)	$66,731.59(3)(4)

(1)	With respect to the primary offering, there are being registered hereunder an indeterminate number of equity shares, an indeterminate principal amount of debt securities, and an indeterminate number of warrants or rights (including subscription warrants and rights to purchase equity shares) and/or debt securities as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $250,000,000.00. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $250,000,000.00 less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of equity shares and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any of such securities. With respect to the secondary offering, up to 22,469,624 equity shares may be sold by the selling shareholders. In addition, pursuant to Rule 416 under Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of equity shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of high and low prices per share of the registrant’s equity shares as reported on the New York Stock Exchange on October 12, 2020.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, based on the maximum proceeds from the primary offering and based upon the maximum aggregate offering price of all securities being registered. This registration statement includes (1) $ 13,555,725 in the offering amount of unsold equity shares previously registered for primary offering and (2) 10,000,000 equity shares previously registered for secondary offering, under the registrant’s registration statement on Form F-3 (333-222171) filed on December 20, 2017 and Form F-3 (333-227164) file with the Securities and Exchange Commission on August 31, 2018 (the “Prior Registration Statements”), for a total of $314,455,725 of unsold securities that had previously been registered. In connection with the registration of such unsold securities on the Prior Registration Statements, the registrant paid a registration fee of $18,265.00 for such unsold securities. In accordance with Rule 415(a)(6) of the Securities Act, the registration fee paid for the unsold securities on the Prior Registration Statements will be used to offset the current registration fee due. Accordingly, the amount of the registration fee for the securities for sale by the registrant under this registration statement of $314,455,725 has been entirely offset by the registration fee previously paid of $18,265.00. Pursuant to 415(a)(6) of the Securities Act, the offering of the unsold securities registered under the Prior Registration Statements will be deemed terminated as of the date of effectiveness of this registration statement.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-effective Amendment No. 3 to the Registration Statement on Form F-3 (Reg No. 333-249479) is being filed solely to include updated Exhibits 5.1 and 23.2 (included in the opinion filed as Exhibit 5.1).

AZURE POWER GLOBAL LIMITED

EXHIBIT INDEX

5.1	Opinion of Appleby
23.2	Consent of Appleby (included in opinion filed as Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Delhi, India, on December 15, 2021.

Azure Power Global Limited

By:	/s/ Pawan Kumar Agrawal
Name:	Pawan Kumar Agrawal
Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors of Azure Power Global Limited and executive officers of Azure Power Global Limited and its subsidiaries hereby severally constitute and appoint Ranjit Gupta and Pawan Kumar Agrawal, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on December 15, 2021.

Signature	Title

* Ranjit Gupta	Chief Executive Officer (Principal Executive Officer) Managing Director

/s/ Pawan Kumar Agrawal Pawan Kumar Agrawal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Alan Rosling Alan Rosling	Chairman of the Board of Directors

* Arno Harris	Director

* Yung Oy Pin Lun Leung	Director

* Muhammad Khalid Peyrye	Director

* Attorney-in-Fact

By:	/s/ Pawan Kumar Agrawal
Name:	Pawan Kumar Agrawal
Title	Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT IN THE UNITED STATES

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Azure Power Global Limited has signed this registration statement in Sebastopol, California, USA, on December 15, 2021.

Authorized U.S. Representative

By:	/s/ Arno Harris
Name:	Arno Harris
Title:	Director

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